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                                                                 EXHIBIT 10.2

January 22, 1999

Karin Mayhew
23 Cornwall Lane
Guilford, Connecticut  06437

Re:      Terms of Employment

Dear Karin:

On behalf of Foundation Health Systems, Inc. (hereinafter the "Company"), I would like to confirm our offer to you for the exempt position of Senior Vice President of Human Resources of the Company. The position will be located in Woodland Hills, California and, as we discussed, your anticipated start date will be April 1, 1999. In this position you will report directly to the President and Chief Executive Officer of the Company, and will be considered a "Tier 1" executive officer of the Company. You will earn a monthly salary of $22,916.67. As is our current practice, you will be paid on a bi-weekly basis with 26 pay periods per year. Performance of each of the Company's Associates is generally reviewed on an annual basis, and any adjustment to salary is ordinarily made upon the completion of such performance review. Any adjustment to your compensation must be made with the approval of the Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee"). You will be provided a $1,000 per month automobile allowance subject to normal payroll deductions, and subject to any changes that may be made from time to time to the overall automobile allowance program.

As we discussed, given your delayed start date of April 1, 1999 and the fact that prior to such date you will not be actively employed but will instead be utilizing your accumulated accrued vacation from your prior employer, we would expect you to spend approximately two weeks of your time on the Company's business prior to your start date. The Company will reimburse your reasonable business expenses (including any necessary travel) for your service prior to April 1, 1999. During this time, it is anticipated that you would participate in all meetings of the Company's 401(k) Plan Steering Committee (members of which include Steve Erwin, Curt Westen, and other senior management members) and would also assist in restructuring the Company's Human Resources function including establishing a process to recruit a Corporate Director of Compensation and Benefits.



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Offer Letter to Karin Mayhew
January 22, 1999
Page 2

Upon commencement of your employment, FHS will provide to you a one-time $300,000 loan (with interest accrued at the Prime Rate and amortized straight-line over a five-year period) payable by you in full upon demand upon termination of your employment with the Company. One-fifth of the principal and any accrued interest of such loan will be forgiven on each of the first through fifth anniversaries of your date of hire subject to your continued employment with the Company. Any accrued interest and principal of such loan will be forgiven in the event you are terminated by the Company without cause or within two years of a change of control. The Company agrees that it will consider your reasonable requests, if any, to restructure the timing, nature and/or characterization of such loan as may be suggested by your tax/financial advisers; provided that such restructuring would not disadvantage the Company and would not result in a modification of your obligation to repay such amount in the instances set forth above.

In addition, you will be eligible to participate in the executive Incentive Plan as it may be modified from time to time by the Committee. Under the Plan, bonus payments are dependent upon Company and individual performance measures. You will be eligible to participate in the Plan in 1999 with a target bonus opportunity of 70 percent of your base salary and a minimum, guaranteed bonus of $50,000 for such 1999 Plan year. The maximum bonus payable to you under provisions of the Plan is 105 percent of base salary.

Any bonus payout for 1999 will be paid in 2000 following outside audit of the Company's performance and determination of your success in accomplishing individual performance objectives. To be eligible for any bonus payment, you must be actively employed and on the Company payroll at the time the bonus is paid. Bonus calculations are based on the base annual salary in effect on December 31st of the respective Plan year (pro-rated for the portion of the year a given participant was an employee of the Company). It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the Plan. You acknowledge that in the event you are one of the top five highest paid executive officers of the Company for a given year under applicable federal securities laws, your bonus for that year, if any, will be subject to the Company's Performance-Based 162(m) Plan in lieu of the Executive Incentive Plan. Incentive compensation payments are subject to normal payroll deductions.

As part of our long-term incentive program, you will be eligible to participate in the Company's stock option program. Management will recommend to the Committee that you be granted a stock option on the date you commence full-time employment with the Company (which is anticipated to be April 1, 1999) (the "Grant Date") to purchase an aggregate of 100,000 shares of the Company's Class A Common Stock with an exercise price equal to the last sales price for such common stock on the New York Stock Exchange as of the Grant Date. The option will vest at the rate of 1/3rd of the shares covered thereby on each of the first through third anniversaries of the Grant Date. A stock option agreement formalizing this grant will be provided to you under separate cover following your date of hire containing the standard terms and conditions


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Offer Letter to Karin Mayhew
January 22, 1999
Page 3

currently used by the Company. Any future recommendation for additional options made by the Company's management will be made consistent with your performance and generally comparable to peer managers of the Company at the time option recommendations are presented to the Committee. It is further agreed that this initial grant to you will be considered a three year "mega-grant" and you will therefore not be eligible to receive additional option grants for a period of three years except (i) to the extent other executive officers in a similar situation become eligible and the Committee reasonably determines that it is appropriate and equitable that such eligibility should extend to you or (ii) in such other circumstances where the Committee, in its sole discretion, determines to grant additional stock options to you based upon your future performance. At all times, all stock option grants remain within the sole discretion of the Committee.

You will also be provided with the Company's standard relocation benefits for you to relocate from Connecticut to the Woodland Hills area. Such relocation benefits are described in, and are subject to, the attached guidelines.

In addition to the foregoing, and subject to your continued employment with the Company, you will be eligible to participate in Company-offered benefits if you meet certain criteria. These benefits include group medical, dental, vision, life insurance, short-term and long-term disability insurance, 401(k) plan, Company-recognized holidays, tuition reimbursement and participation in our deferred compensation program. In our 401(k) plan, the Company currently matches your contribution at $.50 for every dollar contributed up to six percent (6%) of your compensation (subject to certain limitations). The Company's Paid Time Off ("PTO") benefit is provided to you for illness, vacation and personal time off. Under the PTO program you accrue PTO at a rate of 23 days per year between your date of hire and 120 months of service, and 25 days per year thereafter. In case of a conflict between this summary and the official documents, the official documents will always govern. In addition, the Company reserves the right to change, amend or terminate the benefits plans at any time, with or without notice.

You will also be eligible to participate in the Company's existing Supplemental Executive Retirement Plan ("SERP") or a successor plan. Under provisions of the SERP you can vest and accrue a retirement benefit of up to 50 percent of your base salary plus incentive compensation. This benefit is integrated (offset) with other retirement benefits provided by the Company and with 50 percent of your social security benefits. You will receive credit for one additional year of service under the SERP plan upon completing five years of service with the Company.

To assist you in tax preparation and financial planning activities, the Company will also provide to you up to $5,000 in annual reimbursement for expenses related to that activity.

The Company will provide you with protection in the event of termination of your employment pursuant to, and subject to the terms and conditions of, the Company's current standard


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Offer Letter to Karin Mayhew
January 22, 1999
Page 4


Severance Payment Agreement for Tier 1 Officers of the Company. A copy of this form of Severance Payment Agreement which will be entered into upon your date of hire is attached for your reference and information.

You agree, through the signing of this letter agreement, that your employment with the Company is at the mutual consent of you and the Company and is an "at-will" employment relationship. Nothing in this letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that your employment relationship will be mutually beneficial and rewarding, both you and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. The at-will nature of your employment with the Company cannot be modified or superseded except by a written agreement, signed by you and the President and Chief Executive Officer of the Company, that clearly and expressly specifies the intent to modify the at-will relationship. In accepting employment with the Company, you acknowledge that no Company representative has made any oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph represents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Among other things, Confidential Information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists and pricing methodology.

In accepting this new position with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, process or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company. If your employment is terminated (voluntarily or otherwise), you agree to deliver to the Company within five business days of termination all written and/or graphic records affecting or relating to the Company's business, including but not limited to material containing Confidential Information.

You have agreed and certify that you have no other agreement, relationship or commitment to any other person or entity that conflicts with your obligations to the Company under this offer letter. If you are unable to so certify, all such agreements, relationships and commitments must be identified here:




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Offer Letter to Karin Mayhew
January 22, 1999
Page 5

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You agree not to use or disclose any confidential information or trade secrets of others, including all prior employers, in your work at the Company. Should a situation arise in which you believe that your job duties may lead to the use or disclosure of confidential information or trade secrets of another, you agree to notify the Company's Senior Vice President, General Counsel and Secretary of the situation immediately.

All of the foregoing confidentiality restrictions and obligations are more fully described in the form of Severance Payment Agreement attached hereto and referenced above.

Finally, this letter sets forth all the terms of this offer of employment. It supersedes all previous and contemporaneous oral and written communications and representations. To confirm your acceptance of these terms, please sign, date and return a copy of this letter to the Senior Vice President, General Counsel and Secretary, Foundation Health Systems, Inc., 21600 Oxnard Street, Woodland Hills, California 91367.

Karin, we are pleased to offer you this professional opportunity and are excited about the contributions that you can make to the Company as part of our management team. Should you have any questions, please feel free to contact me at (818) 676-6703.

Sincerely,

/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer


I HEREBY ACCEPT AND AGREE TO THE TERMS OF THIS OFFER OF EMPLOYMENT AS OUTLINED ABOVE.


      /s/ Karin D. Mayhew                          1/31/99
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